File Number: 333-91485

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                        POST-EFFECTIVE AMENDMENT NO. 5 TO


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          KINGSGATE ACQUISITIONS, INC.
                          ----------------------------
                             (Name of small business
                             issuer in its charter)

     Delaware                         6770                     98-0211672
------------------------     ----------------------------   -------------------
(State of incorporation      (Primary Standard Industrial    (I.R.S. Employer
  or jurisdiction            Classification Code Number)   Identification No.)
  of organization)


           Passauerplatz #1        Agents for Delaware Corporations, Inc.
            Vienna 1010,                15 Loockerman Street
               Austria                  Dover,  Delaware 19904
           011-43-1-533-5816

  (Address and telephone number of     (Name, address  and telephone
   principal executive offices)         number of agent for service)

                                   Copies to:

                                Wolfgang Schwarz
                      c/o Look Models International, Inc.
                                Passauerplatz #1
                                  Vienna 1010,
                                    Austria

                                    And to:

                    Sheila G. Corvino, Attorney at Law
                         811 Dorset West Road
                         Dorset, Vermont 05251
                         Phone: (802) 867-0112
                         Fax:   (802) 867-2468

     Approximate date of proposed sale to the public: as soon as practicable after the effective date of the registration statement and date of the prospectus.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that it shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

     No registration fee is due on a reconfirmation offering under Rule 419.


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PROSPECTUS


                          KINGSGATE ACQUISITIONS, INC.
                            (A Delaware Corporation)
DEREGISTRATION OF SECURITIES

     In our initial self-underwritten public offering pursuant to Rule 419 of the Securities Act of 1933, we sold 1,000,000 units at $0.10 per unit raising an aggregate of $100,000. Each unit consisted of one share of common stock and five two-year redeemable common stock purchase warrants. We later reduced the number of warrants to two per unit. All the offering proceeds as well as certificates representing the shares and warrants purchased in the offering were held in an escrow account. Pursuant to a Securities Purchase Agreement dated July 25, 2001, we agreed to purchase all of the outstanding shares of common stock of Look Models International, Inc., a Delaware corporation ("Look Models") and to have all shareholders of Look Models become our shareholders.

     Rule 419 required that we complete an acquisition within eighteen months of the effective date of our registration statement. As we were unable to complete an acquisition within this time frame, we were required to refund the balance of our escrow account to our investors. In accordance with Rule 419, we utilized 10% of the proceeds of our offering ($10,000) for expenses relating to updating our financial statements, and preparing our first post-effective amendment. Pursuant to our escrow agreement with Chittenden Bank, we advised Chittenden to refund the balance of our escrow agent to our investors, and Chittenden Bank has advised us that it did so on March 20, 2002. We completed our acquisition of Look Models on September 6, 2002.

     We hereby deregister the 10,000,000 units registered and sold under file no. 333-91485, which consisted of common stock and two-year redeemable common stock purchase warrants.




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                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in the City of Vienna, Country of Austria, on February 11, 2003.



                                         KINGSGATE ACQUISITIONS, INC.

                                         By: /s/Wolfgang Schwarz
                                            ---------------------------
                                            Wolfgang Schwarz, President

                                            Principal Executive Officer,
                                            Principal Financial Officer,
                                            Principal Accounting Officer


     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

         /s/ Wolfgang Schwarz


         -------------------------------         Dated: February 11, 2003
         Wolfgang Schwarz
         President, Treasurer, Director




         /s/ Uli Petzold

         -------------------------------         Dated: February 11, 2003
         Uli Petzold
         Secretary, Director




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